Exhibit 99.1

Contacts

Media	Analysts		Investors
Joe Muehlenkamp 314.554.4135 jmuehlenkamp@ameren.com	Doug Fischer 314.554.4859 dfischer@ameren.com	Matt Thayer 314.554.3151 mthayer@ameren.com	Investor Services 800.255.2237 invest@ameren.com

For Immediate Release

Ameren Announces Second Quarter 2013 Results

Updates Guidance for 2013 Earnings from Continuing Operations

•	Second Quarter 2013 EPS from Continuing Operations Were $0.44

•	Guidance for 2013 EPS from Continuing Operations Updated to Range of $2.00 to $2.15, Compared to Prior $2.00 to $2.20, Reflecting $0.06 Missouri Fuel Adjustment Clause Charge

ST. LOUIS, Aug. 1, 2013 — Ameren Corporation (NYSE: AEE) today announced second quarter 2013 net income from continuing operations of $105 million, or 44 cents per share, compared to second quarter 2012 net income from continuing operations of $161 million, or 66 cents per share. As a result of the March 2013 definitive agreement to divest its merchant generation business to an affiliate of Dynegy Inc. (NYSE:DYN), Ameren has classified the results of this business as discontinued operations in its financial statements.

The reduction in earnings from continuing operations for the second quarter 2013, compared to the second quarter of 2012, was the result of a planned nuclear refueling outage, impacts of a regulatory decision in 2012 and a court decision in 2013, as well as milder weather. Callaway Energy Center nuclear refueling and maintenance outage expenses reduced earnings by 8 cents per share, compared to the year-ago period when there was no refueling outage or expenses. The earnings decline also reflected the absence in 2013 of a 7 cent per share 2012 benefit from a Federal Energy Regulatory Commission (FERC) order related to a disputed Missouri purchased power agreement and a 6 cent per share charge resulting from a May 2013 Missouri Court of Appeals decision related to Missouri fuel adjustment clause (FAC) treatment of certain prior period wholesale sales. In addition, weather negatively impacted the comparison by approximately 5 cents per share. This year’s early summer temperatures were cooler than last year’s warmer-than-normal temperatures, reducing electric sales volumes to native load customers. The earnings comparison was favorably impacted by new rates for Missouri electric and Illinois transmission service, both effective in January 2013.

NEWS RELEASE

“Second quarter earnings from continuing operations were in line with our expectations excluding the charge related to the Missouri Court of Appeals FAC decision,” said Thomas R. Voss, chairman, president and CEO of Ameren Corporation. “Reflecting this charge, we have updated our 2013 guidance for earnings from continuing operations to a range of $2.00 to $2.15 per share, compared to our prior range of $2.00 to $2.20 per share.

“We remain committed to closing the transaction to divest our merchant generation business and expect to do so in the fourth quarter of this year,” Voss said. “Once completed, Ameren will be a purely rate-regulated business focused on growing our investments in utility infrastructure to benefit our customers, communities and investors. In this regard, we are pleased that recently enacted Illinois legislation improves the regulatory frameworks for investment in our electric and natural gas delivery businesses in that state.”

Ameren recorded net income from continuing operations for the six months ended June 30, 2013 of $159 million, or 66 cents per share, compared to net income from continuing operations for the six months ended June 30, 2012 of $198 million, or 81 cents per share. This earnings decrease reflected 2013 Callaway refueling outage expenses, compared to none in the year-ago period, the absence in 2013 of the 2012 benefit from the FERC purchased power agreement order and a charge resulting from the May 2013 Missouri Court of Appeals FAC decision. The decline in earnings also reflected variation in the timing and amount of earnings recognized under Illinois electric formula ratemaking. The earnings comparison was favorably impacted by new rates for Missouri electric and Illinois transmission service. Further, temperature variations positively impacted the first half 2013 earnings comparison reflecting the net impact of higher winter season and lower summer season energy sales volumes to native load customers resulting from cooler conditions in each 2013 season.

2013 Earnings Guidance

Ameren now expects 2013 earnings from continuing operations to be in a range of $2.00 to $2.15 per share, compared to the prior range of $2.00 to $2.20 per share. This reduced guidance reflects the second quarter 2013 charge resulting from the May 2013 Missouri Court of Appeals FAC decision. The updated guidance continues to incorporate approximately 20 cents per share of parent company and other costs, including certain costs which were previously allocated to the merchant generation business. Guidance is presented on a continuing operations basis reflecting classification of the merchant generation business as discontinued operations.

NEWS RELEASE

Ameren’s 2013 earnings guidance for continuing operations assumes normal temperatures for the second half of the year. In addition, this guidance is subject to the effects of, among other things, completion of Ameren’s announced divestiture of the merchant generation business; sale of the Elgin, Gibson City, and Grand Tower gas-fired energy centers; regulatory decisions and legislative actions; energy center operations; energy, economic, capital and credit market conditions; severe storms; unusual or otherwise unexpected gains or losses; and other risks and uncertainties outlined, or referred to, in the Forward-looking Statements section of this press release.

Ameren Missouri Segment Results

Ameren Missouri segment second quarter 2013 earnings were $84 million, a decline from second quarter 2012 earnings of $143 million. The decrease in earnings reflected the following previously mentioned factors: the Callaway refueling outage expenses; the absence in 2013 of a 2012 benefit resulting from the FERC purchased power agreement order; and the charge resulting from the May 2013 Missouri Court of Appeals FAC decision. In addition, the earnings comparison was impacted by reduced electric sales volumes to native load customers primarily because this year’s early summer temperatures were cooler than last year’s warmer-than-normal temperatures. The earnings comparison was favorably impacted by new rates for electric service.

Ameren Illinois Segment Results

Ameren Illinois segment second quarter 2013 earnings of $31 million were comparable to second quarter 2012 earnings of $32 million.

Parent Company and Other

Parent company and other costs reduced Ameren’s earnings from continuing operations by $10 million in the second quarter of 2013, compared to $14 million in the second quarter 2012. These parent company and other costs include interest expense and certain other costs which were previously allocated to the merchant generation business, as well as other costs historically not allocated to Ameren’s business segments.

Discontinued Operations

Ameren’s net loss from discontinued operations for the second quarter of 2013 was $10 million, or 5 cents per share, compared to earnings for the second quarter of 2012 of $50 million, or 21 cents per share. This net loss compared to earnings in the prior year period primarily reflected the absence in 2013

NEWS RELEASE

of a second quarter 2012 noncash income tax benefit of $42 million related to a first quarter 2012 asset impairment charge. This benefit resulted from the requirement to recognize interim period income tax expense using the annual estimated effective rate.

Ameren’s net loss from discontinued operations for the six months ended June 30, 2013 was $209 million, or 87 cents per share, compared to a net loss from discontinued operations for the six months ended June 30, 2012 of $390 million, or $1.60 per share. This reduced loss primarily reflected lower asset impairment charges.

Summary of Net Results

Ameren recorded second quarter 2013 net income of $95 million, or 39 cents per share, compared to second quarter 2012 net income of $211 million, or 87 cents per share. The net loss for the six months ended June 30, 2013 was $50 million, or 21 cents per share, compared to a net loss for the six months ended June 30, 2012 of $192 million, or 79 cents per share.

Ameren’s earnings or loss per share from continuing operations and discontinued operations as well as net income or loss per share is as follows:

	Second Quarter		Six Months
	2013	2012	2013	2012
Earnings per share from continuing operations	$0.44	$0.66	$0.66	$0.81
Earnings (loss) per share from discontinued operations	(0.05)	0.21	(0.87)	(1.60)
Net income (loss) per share	$0.39	$0.87	$(0.21)	$(0.79)

Analyst Conference Call

Ameren will conduct a conference call for financial analysts at 9 a.m. Central Time on Thursday, Aug. 1, to discuss second quarter 2013 earnings, 2013 guidance and other matters. Investors, the news media and the public may listen to a live Internet broadcast of the call at Ameren.com by clicking on “Q2 2013 Ameren Corporation Earnings Conference Call,” followed by the appropriate audio link. An accompanying slide presentation will be available on Ameren’s website. This presentation will be posted in the “Investors” section of the website under “Webcasts & Presentations.” The analyst call will also be available for replay on the Internet for one year. In addition, a telephone playback of the conference call will be available beginning at approximately noon Central Time from Aug. 1 through Aug. 8, by dialing U.S. 877.660.6853 or international 201.612.7415, and entering ID number 418209.

NEWS RELEASE

About Ameren

St. Louis-based Ameren Corporation serves 2.4 million electric customers and more than 900,000 natural gas customers in a 64,000-square-mile area through our Ameren Missouri and Ameren Illinois rate-regulated utility subsidiaries. Ameren Illinois provides electric and natural gas delivery service while Ameren Missouri provides vertically integrated electric service, with generating capacity of 10,300 megawatts, and natural gas delivery service. Ameren Transmission develops regional electric transmission projects. In March 2013, we entered into a definitive agreement to divest our Illinois-based merchant generation business. For more information, visit Ameren.com.

Forward-looking Statements

Statements in this release not based on historical facts are considered “forward-looking” and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions, and financial performance. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are providing this cautionary statement to identify important factors that could cause actual results to differ materially from those anticipated. The following factors, in addition to those discussed under Risk Factors in Ameren’s Form 10-K for the year ended December 31, 2012 and Ameren’s Form 10-Q for the quarter ended March 31, 2013, and elsewhere in this release and in our other filings with the Securities and Exchange Commission, could cause actual results to differ materially from management expectations suggested in such forward-looking statements:

•	completion of Ameren’s divestiture of the merchant generation business and the sale of the Elgin, Gibson City, and Grand Tower gas-fired energy centers;

•

regulatory approvals, including from FERC, the Federal Communications Commission, and the Illinois Pollution Control Board relating to, and the satisfaction or waiver of the conditions to, the divestiture of the merchant generation business and regulatory approvals from FERC with respect to both the transfer to AmerenEnergy Medina Valley Cogen, LLC, and ultimate sale to a third-party of the Elgin, Gibson City and Grand Tower gas-fired energy centers;

•

Ameren’s exit from the merchant generation business, which could result in additional impairments of long-lived assets, disposal-related losses, contingencies, reduction of existing deferred tax assets, or could have other adverse impacts on the financial condition, results of operations and liquidity of Ameren;

•

regulatory, judicial, or legislative actions, including changes in regulatory policies and ratemaking determinations, such as the outcome of Ameren Illinois’ natural gas delivery service rate case filed in 2013; the court appeals of Ameren Missouri’s and Ameren Illinois’ electric rate orders issued in 2012; Ameren Missouri’s current FAC prudence review by the Missouri Public Service Commission (MoPSC); Ameren Missouri’s request with the MoPSC for an accounting authority order relating to the deferral of certain fixed costs; Ameren Illinois’ request for rehearing of FERC’s July 2012 and June 2013 orders regarding the alleged inclusion of acquisition premiums in Ameren Illinois transmission rates; and future regulatory, judicial, or legislative actions that seek to change regulatory recovery mechanisms;

•

the effect of Ameren Illinois participating in a performance-based formula ratemaking process under the Illinois Energy Infrastructure Modernization Act (IEIMA), including the direct relationship between Ameren Illinois’ return on common equity and the 30-year United States Treasury bond yields, the related financial commitments required by the IEIMA and the resulting uncertain impact on the financial condition, results of operations and liquidity of Ameren Illinois;

•

Ameren Illinois’ decision of when to participate in the regulatory framework provided by the state of Illinois’ recently-enacted Natural Gas Consumer, Safety and Reliability Act, which allows for the use of a rider to recover costs of certain infrastructure investments made between rate cases;

•	the effects of, or changes to, the Illinois power procurement process;

•

changes in laws and other governmental actions, including monetary, fiscal, and tax policies, such as changes that result in our being unable to claim all or a portion of the cash tax benefits that are expected to result from the divestiture of the merchant generation business;

•

the effects of increased competition in the future due to, among other things, deregulation of certain aspects of our business at both the state and federal levels, and the implementation of deregulation;

•

the effects on demand for our services resulting from technological advances, including advances in energy efficiency and distributed generation sources, which generate electricity at the site of consumption;

•	increasing capital expenditure and operating expense requirements and our ability to recover these costs;

•

the cost and availability of fuel such as coal, natural gas and enriched uranium used to produce electricity; the cost and availability of purchased power and natural gas for distribution; and the level and volatility of future market prices for such commodities, including the ability to recover the costs for such commodities;

•	the effectiveness of our risk management strategies and the use of financial and derivative instruments;

•	the level and volatility of future prices for power in the Midwest, which may have a significant effect on the financial condition of Ameren’s merchant generation segment;

•	business and economic conditions, including their impact on interest rates, bad debt expense, and demand for our products;

•

disruptions of the capital markets, deterioration in our credit metrics, or other events that make our access to necessary capital, including short-term credit and liquidity, impossible, more difficult, or more costly;

NEWS RELEASE

•

our assessment of our liquidity, including liquidity concerns for Ameren’s merchant generation business, and specifically for Ameren Energy Generating Company, whose ability to borrow additional funds from external third-party sources is restricted;

•	the impact of the adoption of new accounting guidance and the application of appropriate technical accounting rules and guidance;

•	actions of credit rating agencies and the effects of such actions;

•

the impact of weather conditions and other natural phenomena on us and our customers, including the impacts of droughts which may cause lower river levels and could limit our energy centers’ ability to generate power;

•	the impact of system outages;

•	generation, transmission, and distribution asset construction, installation, performance, and cost recovery;

•	the effects of our increasing investment in electric transmission projects and uncertainty as to whether we will achieve our expected investment and returns in a timely fashion, if at all;

•	the extent to which Ameren Missouri prevails in its claims against insurers in connection with its Taum Sauk pumped-storage hydroelectric energy center incident;

•	the extent to which Ameren Missouri is permitted by its regulators to recover in rates the investments it made in connection with additional nuclear generation at its Callaway Energy Center;

•	operation of Ameren Missouri’s Callaway Energy Center, including planned, unplanned and refueling outages, and future decommissioning costs;

•	the effects of strategic initiatives, including mergers, acquisitions and divestitures, including the divestiture of the merchant generation business, and any related tax implications;

•

the impact of current environmental regulations on utilities and power generating companies and new, more stringent or changing requirements, including those related to greenhouse gases, other emissions and discharges, cooling water intake structures, coal combustion residuals, and energy efficiency, that are enacted over time and that could limit or terminate the operation of certain of our energy centers, increase our costs, result in an impairment of our assets, result in sales of our assets, reduce our customers’ demand for electricity or natural gas, or otherwise have a negative financial effect;

•	the impact of complying with renewable energy portfolio requirements in Missouri;

•	labor disputes, workforce reductions, future wage and employee benefits costs, including changes in discount rates and returns on benefit plan assets;

•	the inability of our counterparties and affiliates to meet their obligations with respect to contracts, credit agreements, and financial instruments;

•	the cost and availability of transmission capacity for the energy generated by Ameren’s and Ameren Missouri’s energy centers or required to satisfy energy sales made by Ameren or Ameren Missouri;

•	legal and administrative proceedings; and

•	acts of sabotage, war, terrorism, cybersecurity attacks or intentionally disruptive acts.

Given these uncertainties, undue reliance should not be placed on these forward-looking statements. Except to the extent required by the federal securities laws, we undertake no obligation to update or revise publicly any forward-looking statements to reflect new information or future events.

# # #

AMEREN CORPORATION (AEE)

CONSOLIDATED STATEMENT OF INCOME (LOSS)

(Unaudited, in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Operating Revenues:
Electric	$1,228	$1,255	$2,316	$2,319
Gas	175	147	562	495

Total operating revenues	1,403	1,402	2,878	2,814

Operating Expenses:
Fuel	213	175	426	356
Purchased power	121	161	272	370
Gas purchased for resale	72	49	302	264
Other operations and maintenance	447	395	846	764
Depreciation and amortization	178	168	353	335
Taxes other than income taxes	111	110	233	223

Total operating expenses	1,142	1,058	2,432	2,312

Operating Income	261	344	446	502

Other Income and Expenses:
Miscellaneous income	16	19	31	36
Miscellaneous expense	5	7	13	22

Total other income	11	12	18	14

Interest Charges	100	98	201	196

Income Before Income Taxes	172	258	263	320

Income Taxes	66	96	101	119

Income from Continuing Operations	106	162	162	201

Income (Loss) from Discontinued Operations, Net of Tax	(10)	48	(209)	(394)

Net Income (Loss)	96	210	(47)	(193)

Less: Net Income (Loss) Attributable to Noncontrolling Interests:

Continuing Operations	1	1	3	3

Discontinued Operations	-	(2)	-	(4)

Net Income (Loss) Attributable to Ameren Corporation:

Continuing Operations	105	161	159	198

Discontinued Operations	(10)	50	(209)	(390)

Net Income (Loss) Attributable to Ameren Corporation	$95	$211	$(50)	$(192)

Earnings (Loss) per Common Share - Basic and Diluted

Continuing Operations	$0.44	$0.66	$0.66	$0.81
Discontinued Operations	(0.05)	0.21	(0.87)	(1.60)

Net Income (Loss) per Common Share - Basic and Diluted	$0.39	$0.87	$(0.21)	$(0.79)

Average Common Shares Outstanding	242.6	242.6	242.6	242.6

AMEREN CORPORATION (AEE)

CONSOLIDATED BALANCE SHEET

(Unaudited, in millions)

	June 30, 2013	December 31, 2012

ASSETS
Current Assets:
Cash and cash equivalents	$150	$184
Accounts receivable - trade, net	425	354
Unbilled revenue	308	291
Miscellaneous accounts and notes receivable	75	71
Materials and supplies	511	570
Current regulatory assets	192	247
Current accumulated deferred income taxes, net	157	160
Other current assets	104	98
Current assets of discontinued operations	1,486	1,600

Total current assets	3,408	3,575

Property and Plant, Net	15,601	15,348
Investments and Other Assets:
Nuclear decommissioning trust fund	442	408
Goodwill	411	411
Intangible assets	18	14
Regulatory assets	1,742	1,786
Other assets	654	667

Total investments and other assets	3,267	3,286

TOTAL ASSETS	$22,276	$22,209

LIABILITIES AND EQUITY
Current Liabilities:
Current maturities of long-term debt	$884	$355
Short-term debt	25	-
Accounts and wages payable	428	533
Taxes accrued	123	50
Interest accrued	100	89
Customer deposits	110	107
Mark-to-market derivative liabilities	75	92
Current regulatory liabilities	180	100
Other current liabilities	178	168
Current liabilities of discontinued operations	1,183	1,166

Total current liabilities	3,286	2,660

Long-term Debt, Net	5,274	5,802
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes, net	3,348	3,166
Accumulated deferred investment tax credits	67	70
Regulatory liabilities	1,666	1,589
Asset retirement obligations	385	375
Pension and other postretirement benefits	1,140	1,138
Other deferred credits and liabilities	585	642

Total deferred credits and other liabilities	7,191	6,980

Ameren Corporation Stockholders’ Equity:
Common stock	2	2
Other paid-in capital, principally premium on common stock	5,619	5,616
Retained earnings	762	1,006
Accumulated other comprehensive loss	(9)	(8)

Total Ameren Corporation stockholders’ equity	6,374	6,616
Noncontrolling Interests	151	151

Total equity	6,525	6,767

TOTAL LIABILITIES AND EQUITY	$22,276	$22,209

AMEREN CORPORATION (AEE)

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited, in millions)

	Six Months Ended June 30,
	2013	2012

Cash Flows From Operating Activities:
Net loss	$(47)	$(193)
Loss from discontinued operations, net of tax	209	394
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	334	314
Amortization of nuclear fuel	29	41
Amortization of debt issuance costs and premium/discounts	12	8
Deferred income taxes and investment tax credits, net	70	110
Allowance for equity funds used during construction	(16)	(17)
Stock-based compensation costs	14	12
Other	18	(6)
Changes in assets and liabilities	106	1

Net cash provided by operating activities - continuing operations	729	664
Net cash provided by operating activities - discontinued operations	39	97

Net cash provided by operating activities	768	761

Cash Flows From Investing Activities:
Capital expenditures	(575)	(485)
Nuclear fuel expenditures	(25)	(52)
Purchases of securities - nuclear decommissioning trust fund	(97)	(206)
Sales and maturities of securities - nuclear decommissioning trust fund	89	195
Other	2	(1)

Net cash used in investing activities - continuing operations	(606)	(549)
Net cash used in investing activities - discontinued operations	(31)	(64)

Net cash used in investing activities	(637)	(613)

Cash Flows From Financing Activities:
Dividends on common stock	(194)	(187)
Dividends paid to noncontrolling interest holders	(3)	(3)
Short-term debt, net	25	(118)
Advances received for construction	7	3

Net cash used in financing activities - continuing operations	(165)	(305)
Net cash used in financing activities - discontinued operations	-	-

Net cash used in financing activities	(165)	(305)

Net change in cash and cash equivalents	(34)	(157)
Cash and cash equivalents at beginning of year	184	248

Cash and cash equivalents at end of period	$150	$91

Noncash financing activity - dividends on common stock	$-	$(7)

AMEREN CORPORATION (AEE)

OPERATING STATISTICS FROM CONTINUING OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Electric Sales - kilowatthours (in millions):
Ameren Missouri
Residential	2,863	3,048	6,665	6,321
Commercial	3,545	3,715	7,063	7,067
Industrial	2,170	2,185	4,249	4,265
Other	27	28	61	61

Native load subtotal	8,605	8,976	18,038	17,714
Off-system and wholesale	2,180	1,663	3,668	3,787

Subtotal	10,785	10,639	21,706	21,501

Ameren Illinois
Residential
Power supply and delivery service	1,171	2,367	3,145	5,015
Delivery service only	1,364	229	2,497	371
Commercial
Power supply and delivery service	584	726	1,280	1,507
Delivery service only	2,326	2,246	4,433	4,185
Industrial
Power supply and delivery service	428	375	856	782
Delivery service only	2,737	2,793	5,406	5,709
Other	126	123	265	261

Native load subtotal	8,736	8,859	17,882	17,830

Eliminate affiliate sales	-	-	(41)	-

Ameren Total from Continuing Operations	19,521	19,498	39,547	39,331

Electric Revenues (in millions):
Ameren Missouri
Residential	$339	$337	$671	$592
Commercial	322	301	566	507
Industrial	128	115	227	201
Other	4	19	18	47

Native load subtotal	$793	$772	$1,482	$1,347
Off-system and wholesale	67	50	110	111

Subtotal	$860	$822	$1,592	$1,458

Ameren Illinois
Residential
Power supply and delivery service	$125	$260	$290	$529
Delivery service only	66	11	108	17
Commercial
Power supply and delivery service	54	67	108	137
Delivery service only	46	42	80	76
Industrial
Power supply and delivery service	20	13	36	26
Delivery service only	12	11	23	23
Other	45	33	83	60

Native load subtotal	$368	$437	$728	$868

Eliminate affiliate revenues and other	-	(4)	(4)	(7)

Ameren Total from Continuing Operations	$1,228	$1,255	$2,316	$2,319

AMEREN CORPORATION (AEE)

OPERATING STATISTICS FROM CONTINUING OPERATIONS, CONT’D

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Electric Generation - megawatthours (in millions):
Ameren Missouri	10.5	10.8	21.5	22.0

Fuel Cost per kilowatthour (cents):
Ameren Missouri	1.907	1.632	1.817	1.630

Gas Sales - decatherms (in thousands):
Ameren Missouri	1,519	1,071	7,265	5,136
Ameren Illinois	10,508	8,173	51,967	42,264

Ameren Total	12,027	9,244	59,232	47,400

AMEREN CORPORATION (AEE)

OPERATING STATISTICS FROM DISCONTINUED OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Electric Sales - kilowatthours (in millions):
Energy sales	5,700	6,299	13,035	12,167
Affiliate native energy sales	623	260	1,246	794

Subtotal	6,323	6,559	14,281	12,961

Eliminate affiliate sales	(623)	(260)	(1,246)	(794)

Total from Discontinued Operations	5,700	6,299	13,035	12,167

Electric Revenues (in millions):
Nonaffiliate energy sales	$271	$251	$561	$494
Affiliate native energy sales	22	72	48	159
Other	38	4	19	10

Subtotal	$331	$327	$628	$663

Eliminate affiliate revenues and other	(28)	(69)	(61)	(159)

Total from Discontinued Operations	$303	$258	$567	$504

Electric Generation - megawatthours (in millions):
Ameren Energy Generating Company (Genco)	3.8	4.3	9.1	8.6
AmerenEnergy Resources Generating Company (AERG)	1.5	1.8	3.5	3.6

Total from Discontinued Operations	5.3	6.1	12.6	12.2

Fuel Cost per kilowatthour (cents):	2.561	2.485	2.478	2.462

AMEREN CORPORATION (AEE)

CONSOLIDATED FINANCIAL STATISTICS

	June 30, 2013	December 31, 2012
Common Stock:
Shares outstanding (in millions)	242.6	242.6
Book value per share	$26.27	$27.27
Capitalization Ratios:
Common equity	50.8%	52.0%
Preferred stock	1.1%	1.1%
Debt, net of cash(a)	48.1%	46.9%

(a) Excludes cash and debt of discontinued operations.